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                                                                     EXHIBIT 8.1


                                 March 17, 1999

Eclipse Surgical Technologies, Inc.
1049 Kiel Court
Sunnyvale, California  94089

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the Form S-4 Registration Statements filed with the Securities and Exchange Commission filed on March 17, 1999 (the "Registration Statement"), pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of October 21, 1998 by and among Eclipse Surgical Technologies, Inc., a California corporation ("Parent"), RW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and CardioGenesis Corporation, a Delaware corporation ("Company").

         Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

         We have acted as counsel to Parent and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         1.       The Reorganization Agreement;

         2. The Form S-4 Registration Statement filed with the Securities and Exchange Commission on February 9, 1999 (which contains a Proxy Statement);

         3. The Form S-4 Registration Statement filed with the Securities and Exchange Commission on March 17, 1999;

         4. Those certain tax representation letters delivered to us by Parent, Merger Sub and Company containing certain representations of Parent, Merger Sub and Company (the "Tax Representation Letters"); and

         5. Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and Company and related to the consummation

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March 17, 1999
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                  of the Merger and the other transactions contemplated by the
                  Reorganization Agreement as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

         a. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

         b. All representations, warranties and statements made or agreed to by Parent, Merger Sub and Company, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

         c. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

         d. The Merger will be reported by Parent, Merger Sub and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

         e. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

         Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof), then for federal income tax purposes, the Merger will be a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         In addition, we are of the opinion that the disclosure entitled "Material Federal Income Tax Consequences" in the Proxy Statement constituting a part of the Registration Statement filed


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Eclipse Surgical Technologies, Inc.
March 17, 1999
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on February 9, 1999 (and incorporated by reference in the Registration
Statement), insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

         This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Company stock pursuant to the exercise of options or otherwise as compensation).

         No opinion is expressed as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, covenants, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

         This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.


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Eclipse Surgical Technologies, Inc.
March 17, 1999
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         This opinion is being delivered for the purposes of being included as an exhibit to the March 17, 1999 Registration Statement. We hereby consent to the use of our name in the March 17, 1999 and February 9, 1999 Registration Statements and to the filing of this opinion as an exhibit to the March 17, 1999 Registration Statement.

                                      Very truly yours,

                                      /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation